Exhibit 99.1

                                                                    News Release

FOR IMMEDIATE RELEASE
May 15, 2003

Contact: Alan R. Engbring                             Martha J. Demski
         Director, Investor Relations                 Vice President and
         (858) 646-1127                               Chief Financial Officer

        VICAL ANNOUNCES REVISION OF FIRST QUARTER 2003 FINANCIAL RESULTS

SAN DIEGO--May 15, 2003--Vical Incorporated (Nasdaq:VICL) today announced that the company has revised its revenue, expense and net loss numbers for the first quarter ended March 31, 2003, from those previously reported on May 5, 2003. The revised financials can be found in greater detail in the company's Form 10-Q filed today with the Securities and Exchange Commission, which is available through the company's web site at www.vical.com. The revised revenues for the quarter are $0.9 million, compared with the previously reported $1.6 million. The revised operating expenses for the quarter are $8.6 million, compared with the previously reported $8.9 million. The difference in revenues and related expenses reflects the portion of a contract manufacturing order which was not shipped during the quarter, but for which full payment had been received from the customer. The net result of these changes in revenues and expenses is a revised net loss of $7.0 million, or $0.35 per share, compared with the previously reported $6.6 million, or $0.33 per share.

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